Exhibit 10.1

Execution

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 4, 2018 (the “Execution Date”), is made and entered into by and among Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-A”) and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-B,” and each of OIE Fund II-A and OIE Fund II-B, a “Seller,” and together, the “Sellers”), and Carbon Natural Gas Company, a Delaware corporation (the “Purchaser”) and concerns the Class A Units of Carbon Appalachian Company, LLC, a Delaware limited liability company (the “Company”) held by the Sellers. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the LLC Agreement (as defined herein).

A. The Company is engaged in the business of evaluating, acquiring, exploring, drilling, developing, producing and transporting oil, gas and other hydrocarbons (the “Business”) within the AMI (as such term is defined in the Company’s Amended and Restated Limited Liability Company Agreement dated August 15, 2017 (the “LLC Agreement”) through the operations of direct and indirect subsidiaries (each, a “Subsidiary” and collectively, the “Subsidiaries”);

B. The Sellers collectively own Twenty-seven Thousand One Hundred Ninety Five Class A Units of the Company, (the “Subject Class A Units”), which constitutes Seventy-three and one-half percent (73.50%) of the issued and outstanding Class A Units of the Company (the respective ownership of the Subject Class A Units between the Sellers is set forth on Exhibit A attached hereto; and

C. The Purchaser desires to purchase from the Sellers and Sellers desire to sell to the Purchaser, all of the Subject Class A Units, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter expressed, and subject to the satisfaction or waiver of the conditions hereof, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale of Subject Class A Units. Upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants contained herein, the Purchaser hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell, assign, transfer, convey and deliver to the Purchaser all of the Subject Class A Units.

1.2 Purchase Price. The price to be paid for the Subject Class A Units shall be Fifty-Six Million Eight Hundred Five Thousand Eight Hundred Fifty-Four Dollars ($56,805,854.00) (the “Base Purchase Price,” and as adjusted in accordance with Section 1.3 hereof, the “Purchase Price”). The Purchase Price shall be paid in cash at Closing, allocated and payable to each Seller in the respective percentages set forth on Exhibit A opposite such Seller’s name.

1.3 Purchase Price Adjustments.

(a) Attached hereto as Exhibit B is a spreadsheet setting forth the calculation and components of the Purchase Price as of December 31, 2017.

(b) The Sellers and the Purchaser acknowledge and agree that the Base Purchase Price and the Purchase Price shall be calculated in accordance with Exhibit B using the same methodology thereof. The Purchase Price shall be calculated by adjusting the following items reflected in Exhibit B and recomputing the line item identified as “Equity Purchase Price” under the heading “Old Ironsides”: (i)  the Priority Amount allocable to the outstanding Class A Units as of December 31, 2017 shall be adjusted to reflect the Priority Amount allocable to the outstanding Class A Units on the day immediately prior to the Closing Date, (ii)  the Company’s Working Capital as of December 31, 2017 shall be adjusted to reflect the Company’s Working Capital on the day immediately preceding the Closing Date, and (iii)  the outstanding principal amount owed by Carbon Appalachia Enterprises, LLC to the Lenders under that certain Credit Agreement dated April 3, 2017, as amended (the “Credit Agreement”), as of December 31, 2017, shall be adjusted to reflect the outstanding principal amount owed to the Lenders under the Credit Agreement on the day immediately preceding the Closing Date.

(c) For purposes of this Agreement, “Working Capital” means, with respect to the Company and its Subsidiaries, as of the time of determination, the positive or negative amount obtained by subtracting (x) the sum of all current Liabilities of the Company and its Subsidiaries (but excluding, for the avoidance of doubt, any income Tax Liabilities, any outstanding principal amount under the Credit Agreement and any fees associated with the amendment of the Credit Agreement) from (y) the sum of all current assets of the Company and its Subsidiaries (but excluding, for the avoidance of doubt, any income Tax assets), in each case as of such time of determination. Working Capital shall be calculated in accordance with the methodology and the sample calculations set forth on Exhibit C and otherwise in accordance with GAAP.

(d) Preliminary Settlement Statement. Not later than two (2) Business Days prior to Closing, Purchaser shall prepare and submit to Sellers for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Purchaser’s good faith estimate of the Purchase Price, reflecting each adjustment made in accordance with this Agreement and the calculation of the adjustments used to determine such amount. The Preliminary Settlement Statement will be used to adjust the Base Purchase Price at Closing.

(e) Final Settlement Statement. On or before ninety (90) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Purchaser and delivered to Sellers, setting forth Purchaser’s good faith calculation of the Purchase Price and reflecting each adjustment made in accordance with this Agreement and the resulting final Purchase Price (the “Final Price”). As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Sellers shall return to Purchaser a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Purchaser’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Sellers fail to timely deliver a Dispute Notice to Purchaser containing changes Sellers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchaser will be deemed to be correct and will be final and binding on the parties hereto and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by Sellers and Purchaser, the Final Settlement Statement and the Final Price, shall be final and binding on the parties hereto and not subject to further audit or arbitration. Any difference in the Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party within five (5) Business Days of final determination of such owed amounts in accordance herewith to the owed party.

(f) Disputes. Sellers and Purchaser shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Sellers and Purchaser are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Sellers to Purchaser, either party hereto may, upon notice to the other party hereto, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 1.3(f) by such Person as the parties hereto may mutually select in writing (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such party may desire to submit. If the parties hereto fail to agree on an Accounting Arbitrator within ten (10) Business Days after a party’s election to submit such matters to arbitration under this Section 1.3(f), then either party hereto may request the Denver, Colorado office of the American Arbitration Association to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the respective submissions of the parties hereto, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Purchaser’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Purchaser and enforceable against any of the parties hereto in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

(g) Cooperation. Purchaser and shall cooperate and provide Sellers with access to the books, records and personnel of the Company and its Subsidiaries and Purchaser and its Affiliates as reasonably requested by Sellers and related to the matters addressed in this Section 1.3.

ARTICLE 2
CLOSING

2.1 Closing. The closing of the sale and purchase of the Subject Class A Units (the “Closing”) shall take place on the third Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Sections 5.1 and 5.2 (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions) or at such other place, time and date as may be agreed by Seller and Purchaser (such date upon which the Closing occurs, the “Closing Date”) and the benefits of the transaction, including, but not limited to the entitlement to the revenue, deductions, expenses and other financial and/or Tax matters, shall be effective as of 12:01 a.m. on that date. The Closing shall take place at the offices of the Purchaser, at 1700 Broadway, Suite 1170, Denver, Colorado 80290, at such time as the parties may agree, or via email exchange of documents. The date of the Closing is sometimes herein referred to as the “Closing,” provided, however, that all references to the “Closing” as a point in time from which, or to which, a period of time is to be measured shall be deemed references to the Closing Date, unless otherwise set forth herein. At Closing, (x) Sellers’ shall execute, acknowledge and deliver to Purchaser the items described in Sections 5.1(c) and 5.1(g) and (y) Purchaser shall execute, acknowledge and deliver to Sellers the items described in Sections 5.2(c) and 5.2(e).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller. Each Seller severally, and not jointly, solely as to such Seller, represents and warrants to Purchaser as of the date of this Agreement the following:

(a) Authority of the Sellers. Such Seller has all requisite capacity, power, authority and legal right to execute, deliver and perform its obligations pursuant to this Agreement. This Agreement, the underlying transactions contemplated hereby, and the execution, delivery and performance of this Agreement by such Seller have been duly authorized by all necessary actions of such Seller. This Agreement has been, and the other agreements, documents and instruments required to be delivered by such Seller in accordance with the provisions hereof (the “Sellers’ Documents”) will be, duly executed and delivered on behalf of such Seller; and this Agreement constitutes, and the Sellers’ Documents, when executed and delivered, will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Ownership.

(i) Such Seller is the record and beneficial owner of the Subject Class A Units set forth opposite its respective name on Exhibit A, free and clear of all Liens other than (A) restrictions on transfer that may be imposed by state or federal securities Laws and (B) restrictions on transfer that are set forth in the LLC Agreement. Such Seller has full right, power and authority to transfer and deliver to the Purchaser valid title to such respective Subject Class A Units, free and clear of all Liens other than (A) restrictions on transfer that may be imposed by state or federal securities Laws and (B) restrictions on transfer that are set forth in the LLC Agreement. The portion of the Subject Class A Units held by such Seller represents such Seller’s entire ownership and rights to ownership in and to the Company.

(ii) Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization or other entity of any kind (“Person”) to acquire any of the Subject Class A Units held by such Seller or any interest therein.

(iii) There are no Liens on, or other contractual obligations relating to, the ownership, transfer or voting of such Seller’s portion of the Subject Class A Units, or otherwise affecting the rights of such Seller in the Company (except as set forth in the organizational documents of the Company (including the LLC Agreement)). Except for the transactions contemplated by this Agreement or the LLC Agreement, there is no contractual obligation, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any distribution) in respect of, such Seller’s portion of the Subject Class A Units.

(iv) At the Closing, the Purchaser will acquire the record and beneficial ownership of such Seller’s portion of the Subject Class A Units, free and clear of all Liens, except as are created by the Purchaser and (A) restrictions on transfer that may be imposed by state or federal securities Laws and (B) restrictions on transfer that are set forth in the LLC Agreement.

(c) Existence; Organization.

(i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has full power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.

(ii) Such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Such Seller has full power and authority to conduct its respective business and own and operate its respective properties as now conducted, owned and operated.

(d) Validity of Contemplated Transaction.

(i) The execution, delivery and performance of such Seller’s obligations under this Agreement by such Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under (i) any existing regulation of any Governmental Body to which such Seller or, to such Seller’s Knowledge, the Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority (each a “Governmental Body” and collectively, “Governmental Bodies”) that is applicable to such Seller or, to such Seller’s Knowledge, the Company, (iii) to such Seller’s Knowledge, the organizational documents of the Company or any securities issued by the Company, (iv) the organizational documents of such Seller, or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding (excluding, for the avoidance of doubt, the Credit Agreement and all documents contemplated thereunder), oral or written, to which such Seller or, to such Seller’s Knowledge, the Company is a party, by which such Seller or, to such Seller’s Knowledge, the Company may have rights or by which, to such Seller’s Knowledge, any of the Company’s assets or its Subsidiaries may be bound or affected, or, to such Seller’s Knowledge, give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company or any Subsidiary thereunder, in each case (i) through (v), other than (A) in the case of consents, those that have already been obtained or that are to be obtained prior to Closing and (B) such as could not reasonably be likely to have a Material Adverse Effect (as defined herein). As used in this Agreement, the term “Material Adverse Effect” means any change in, or effect on, the Business, the Company’s assets, Subsidiaries, operations, or condition (financial or otherwise) which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the Business, the Company’s assets, Subsidiaries, operations or condition (financial or otherwise), taken as a whole; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement or pendency of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including hydrocarbons), fuel supply or transportation markets, interest or rates); (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of Governmental Bodies; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Purchaser or (B) as expressly permitted or prescribed hereunder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) any casualty losses; (x) a change in any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Body (collectively, “Laws”) or in the interpretation of generally accepted accounting principles in the United States, consistently applied (“GAAP”) from and after the Execution Date; (xi) reclassification or recalculation of reserves in the ordinary course of business; or (xii) natural declines in well performance. No authorization, approval or consent of, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement by such Seller.

(e) No Undisclosed Liabilities. Except as set forth on Schedule 3.1(e), to such Seller’s Knowledge, as of the Execution Date, the Company does not have any Liabilities (as defined herein) except (i) as and to the extent of the amounts reflected or reserved against on the balance sheet of the Company as at December 31, 2017 (the “Balance Sheet”), (ii) Liabilities incurred by the Company in the ordinary course of the Business since the date of the Balance Sheet or (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Liability” or “Liabilities” shall include, without limitation, any direct or indirect indebtedness, guarantee, claim, loss, damage, cost, expense, obligation or fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, matured or unmatured, absolute or contingent, whether arising under contract, tort or by statute.

(f) Absence of Certain Developments. To such Seller’s Knowledge, since March 31, 2018 and prior to the date hereof, except for the matters disclosed in Schedule 3.1(f) or approved, consented to or ratified by Purchaser, or actions taken in the ordinary course of business:

(i) the Company has not authorized the issuance of or issued any additional Units or other Interests of the Company (other than pursuant to the terms of the LLC Agreement);

(ii) the Company has not borrowed any money or otherwise incurred, guaranteed or otherwise become liable for any Indebtedness (other than pursuant to the terms of the LLC Agreement);

(iii) the Company has not mortgaged, pledged, assigned in trust or otherwise encumbered any property or assets of the Company or any of its Subsidiaries, or assigned any monies owed or to be owed to the Company or any of its Subsidiaries, except for customary Liens contained in or arising under operating or similar agreements executed by or binding on the Company or any of its Subsidiaries or to secure Indebtedness;

(iv) the Company has not made any distributions to the Members pursuant to Section 5.4 or Section 5.5 of the LLC Agreement;

(v) the Company has not adjusted the compensation or benefits of any manager, officer or employee of the Company;

(vi) the Company has not incurred any expenditure or series of related expenditures not otherwise a part of an approved Budget, except any expenditure or series of related expenditures (x) as required under Section 2.7 of the LLC Agreement, (y) as permitted under Section 2.8 of the LLC Agreement or (z) that constitute a Permitted Variance;

(vii) the Company has not entered into any binding contractual obligation to do any of the things referred to elsewhere in this Section 3.1(f); and

(viii) to the Seller’s Knowledge, the Company has not experienced a Material Adverse Effect.

(g) Tax Matters. To the Knowledge of the Sellers, for U.S. federal income Tax purposes, the Company is currently treated as a partnership.

(i) To the Knowledge of the Sellers, all Tax Returns required to be filed by the Company or any of its Subsidiaries (each, a “Company Tax Return” and collectively, the “Company Tax Returns”) have been filed with the appropriate Governmental Body in all jurisdictions in which such Company Tax Returns are required to be filed, and all such Company Tax Returns properly reflect the Liabilities of the Company for Taxes for the periods, property or events covered thereby.

(ii) To the Knowledge of the Sellers, all Taxes owed by the Company or any of its Subsidiaries, including without limitation those which are called for by the Company Tax Returns, or heretofore or hereafter claimed to be due by any Taxing authority from the Company, have been properly accrued or paid and no such Taxes are currently delinquent.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.1(g) are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.

(h) Brokers’ Fees. None of such Seller or any of such Seller’s Affiliates will have any Liability for any brokerage fee, finders’ fee or other commission payable to any broker, finder, investment banker or other Person in connection with the transactions contemplated hereunder based on arrangements made by or on behalf of such Seller or any of such Seller’s Affiliates for which Purchaser or Purchaser’s Affiliates could become liable.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers the following:

(a) Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Purchaser has full power and authority to conduct its business and own and operate its respective properties as now conducted, owned and operated.

(b) Corporate Power and Authorization. The Purchaser has the requisite capacity, power, authority and legal right to execute, deliver and perform its obligations pursuant to this Agreement. The Agreement, the underlying transactions contemplated hereby, and the execution, delivery and performance of the obligations under this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Purchaser in accordance with the provisions hereof (the “Purchaser Documents”) will be, duly executed and delivered on behalf of the Purchaser by a duly authorized officer of the Purchaser and this Agreement constitutes, and the Purchaser Documents, when executed and delivered, will constitute, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by the Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under (i) any existing regulation of any Governmental Body to which the Purchaser, or to Purchaser’s Knowledge, the Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Body that is applicable to Purchaser or, to such Purchaser’s Knowledge, the Company, (iii) to Purchaser’s Knowledge, the organizational documents of the Company or any securities issued by the Company, or (iv) the organizational documents of the Purchaser or any securities issued by the Purchaser, or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding (excluding, for the avoidance of doubt, (x) the Credit Agreement and all documents contemplated thereunder and (y) that certain Credit Agreement among Purchaser, the Lenders from time to time party thereto and LegacyTexas Bank dated October 3, 2016, as amended, and all documents contemplated thereunder (the “CRBO Credit Agreement”)), oral or written, to which Purchaser or, to Purchaser’s Knowledge, the Company is a party, by which Purchaser or the Company may have rights or by which any of the Company’s assets or its Subsidiaries may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company or any Subsidiary thereunder, in each case (i) through (v), other than (A) in the case of consents, those that have already been obtained or that are to be obtained prior to Closing and (B) such as could not reasonably be likely to have a material adverse effect. No authorization or approval of, and no filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, except as otherwise set forth herein.

(d) Independent Investigation. The Purchaser is a current member of the Company and has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, and the assets of the Business and acknowledges that it has been provided sufficient access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers as set forth in Section 3.1 of this Agreement (including the related portions of the disclosure schedules), and based on such investigation, has formed an independent judgment concerning the Sellers, the Subject Class A Units, the Company, the Subsidiaries, the assets of the Company and the Subsidiaries, the Business, and the transactions contemplated hereby.

(e) Ownership. To Purchaser’s Knowledge, except for the transactions contemplated by this Agreement, there is no contractual obligation, or provision in the organizational documents of the Company which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any distribution (other than Tax distributions)) in respect of, any Seller’s portion of the Subject Class A Units.

(f) Investment Representation. Purchaser is acquiring the Subject Class A Units for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”). Purchaser acknowledges that it can bear the economic risk of its investment in the Subject Class A Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Subject Series A Units. Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Purchaser understands that neither the offer nor sale of the Subject Class A Units has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Subject Class A Units will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Subject Class A Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

(g) Brokers’ Fees. None of Purchaser or its Affiliates will have any Liability for any brokerage fee, finders’ fee or other commission payable to any broker, finder, investment banker or other Person in connection with the transactions contemplated hereunder based on arrangements made by or on behalf of Purchaser or any of its Affiliates for which any Seller or such Seller’s respective Affiliates could become liable.

3.3 Survival of Representations and Warranties; Limitations on Breaches of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of nine (9) months, except with respect to (i) occurrences of actual fraud and (ii) the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(h), 3.2(a), 3.2(b), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) (collectively, the “Fundamental Representations”), which shall survive Closing indefinitely.

ARTICLE 4
AGREEMENT PENDING CLOSING

4.1 Agreements of Sellers Pending the Closing. Each Seller covenants and agrees, severally and not jointly, on behalf of itself and, through its application of commercially reasonable efforts, on behalf of the Company that, during the period after the date this Agreement is signed and before the earlier of the termination of this Agreement and the Closing:

(a) Conduct of Business. The Company shall conduct the Business in the ordinary course consistent with past practice and, absent the consent of the Purchaser, which consent shall not be unreasonably withheld, will make no material changes to present accounting practices or methods, employee salaries, or officer compensation.

(b) Maintenance of Physical Assets and Inventories. The Company shall continue to maintain and service its assets and Subsidiaries in substantially the same manner as has been its consistent past practice.

(c) Maintenance of Authorizations. The Company shall use commercially reasonable efforts to maintain in full force and effect all governmental or quasi-governmental licenses, permits, certificates, authorizations, registrations, consents and permits used in or relating to the Business, including, without limitation, all federal, state and other authorities, permits and licenses.

(d) Compliance with Laws. The Company shall comply in all material respects with all regulations applicable to the Business or the Company’s assets and Subsidiaries.

(e) Actions of Sellers. Subject to the terms and conditions of this Agreement, such Seller shall use commercially reasonable efforts to cooperate with Purchaser in order to effectuate the transactions contemplated by this Agreement.

(f) Updated Schedules. The Sellers and the Company may promptly disclose to the Purchaser any information contained in the representations and warranties and Schedules delivered pursuant hereto that, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Sellers contained herein or in any other agreement, document or instrument for any purpose, unless the Purchaser shall have consented in writing thereto.

(g) Sale of Assets. Absent the consent of the Purchaser, which consent shall not be unreasonably withheld, the Company shall not directly or indirectly sell or encumber all or any part of its assets or those of any Subsidiary other than, in any such case, in the ordinary course of the Business consistent with past practice.

(h) Exclusive Dealing. Until the earlier to occur of the termination of this Agreement as provided in Section 9.1 below and the Closing:

(a)  such Seller will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the Subject Class A Units, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

(b)  such Seller will immediately notify the Purchaser regarding any contact between the Seller and any other Person regarding any such offer or proposal or any related inquiry.

4.2 Agreements of Purchaser Pending the Closing. The Purchaser covenants and agrees, on behalf of itself and, through its application of commercially reasonable efforts, on behalf of the Company that, during the period after the date this Agreement is signed and before the earlier of the termination of this Agreement and the Closing:

(a) Conduct of Business. The Company shall conduct the Business in the ordinary course consistent with past practice and, absent the consent of the Sellers, will make no material changes to present accounting practices or methods, employee salaries, or officer compensation.

(b) Maintenance of Physical Assets and Inventories. The Company shall continue to maintain and service its assets and Subsidiaries in substantially the same manner as has been its consistent past practice.

(c) Maintenance of Authorizations. The Company shall use commercially reasonable efforts to maintain in full force and effect all governmental or quasi-governmental licenses, permits, certificates, authorizations, registrations, consents and permits used in or relating to the Business, including, without limitation, all federal, state and other authorities, permits and licenses.

(d) Compliance with Laws. The Company shall comply in all material respects with all regulations applicable to the Business or the Company’s assets and Subsidiaries.

(e) Actions of Purchaser. Subject to the terms and conditions of this Agreement, Purchaser shall reasonably cooperate with Seller in order to effectuate the transactions contemplated by this Agreement.

(f) Updated Schedules. Purchaser may promptly disclose to the Sellers any information contained in the representations and warranties and Schedules delivered pursuant hereto that, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Purchaser contained herein or in any other agreement, document or instrument for any purpose, unless each Seller shall have consented in writing thereto.

(g) Sale of Assets. Absent the consent of the Sellers, which consent shall not be unreasonably withheld, the Company shall not directly or indirectly sell or encumber all or any part of its assets or those of any Subsidiary other than, in any such case, in the ordinary course of the Business consistent with past practice.

(h) Financing. Purchaser shall take, or cause to be taken, all commercially reasonable actions authorized by its board of directors and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Public Offering (or any permitted replacement, amended, modified or any applicable Alternative Financing (as defined herein)), including (i) filing a draft registration statement on Form S-1 with the Securities and Exchange Commission stating the consummation of the transactions contemplated hereunder as the primary use of proceeds (the “SEC”), (ii) promptly responding to any comments received from the SEC with respect to such draft registration statement and filing updated drafts of the registration statement, (iii) preparing any required financial statements for the Public Offering, (iv) engaging investment banks or underwriters for the Public Offering, and (v) complying in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and the Securities Act, as applicable. Purchaser shall keep Sellers informed with respect to any material activity concerning the status of the Public Offering, including if for any reason Purchaser no longer believes in good faith that it will be able to obtain all or any portion of the proceeds of the Public Offering. If the Public Offering becomes unavailable, the Purchaser shall, if authorized by its board of directors, use commercially reasonable efforts authorized by its board of directors to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereunder (“Alternative Financing”). If the Public Offering or any Alternative Financing is consummated, Purchaser shall use the net proceeds of such offering, such Alternative Financing or other funds available to it to pay the Purchase Price at the Closing.

(i) Lender Consent. Purchaser shall use reasonable efforts to obtain, prior to the Closing, the consent of the necessary lenders under the Credit Agreement and the CRBO Credit Agreement to permit (i) the acquisition by Purchaser of the Subject Class A Units and (ii) any other action required to consummate the transactions contemplated by this Agreement (together, the “Credit Agreement Consents”).

4.3 Survival of Covenants; Limitations on Breach of Covenants. All covenants made by Sellers or Purchaser in this Agreement that are to be performed at or prior to Closing shall terminate upon the Closing. All other covenants and agreements shall terminate in accordance with their respective terms.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing. The Fundamental Representations of Sellers shall be true and correct in all material respects and the representations and warranties of Sellers in Section 3.1 that are not Fundamental Representations (the “Sellers’ Non-Fundamental Representations”) shall be true and correct in all respects (in each case, without regard to materiality or Material Adverse Effect qualifiers), on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date (excluding the reference to “as of the date of this Agreement” in the lead in to Section 3.1), except for all such breaches, if any, of such Sellers’ Non-Fundamental Representations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with this Agreement. The Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Closing Certificate. The Purchaser shall have received a certificate from the Sellers dated the Closing Date, certifying that the conditions specified in Sections 5.1(a) and 5.1(b) hereof have been fulfilled (the “Sellers’ Certificate”).

(d) No Threatened or Pending Litigation. At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto shall be threatened in writing or be pending before any Governmental Body in which it is sought to restrain or prohibit or to obtain damages in connection with the consummation of the transactions contemplated hereby.

(e) Successful Closing of Public Offering. The Purchaser shall have successfully closed (i) a public offering of its common stock registered on Form S-1 with net proceeds payable to and received by the Seller, after payment of all expenses, brokerage or investment banking commissions, attorneys’ fees, auditors’ fees, accountant fees, road show expenses, consulting fees and the other costs and expenses associated therewith, equal to or in excess of the Base Purchase Price (the “Public Offering”) or (ii) an Alternative Financing.

(f) Approval of Lenders and Administrative Agents. Purchaser shall have obtained the consent of the necessary lenders under the Credit Agreement.

(g) Sellers’ Deliveries. The Sellers shall have delivered to the Purchaser at or prior to the Closing the following, all of which shall be in a form reasonably satisfactory to the Purchaser and its counsel:

(i) the executed Assignment in the form attached hereto as Exhibit D (the “Assignment”);

(ii) the Sellers’ Release described in Section 5.1(h) below, executed by the Sellers; and

(iii) an affidavit, duly executed and acknowledged by each Seller dated as of the Closing Date, in accordance with Treasury Regulation § 1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that such Seller is not a “foreign person” for such purposes.

(h) Seller Release. Effective as of the Closing, each Seller shall execute the form of Release attached hereto as Exhibit E (the “Sellers’ Release”).

(i) No Material Adverse Effect. There shall not have occurred between the date of the execution of this Agreement and the Closing a Material Adverse Effect.

5.2 Conditions Precedent to the Obligations of the Sellers. The obligation of each Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing. The Fundamental Representations of Purchaser shall be true and correct in all material respects and the representations and warranties of Purchaser in Section 3.2 that are not Fundamental Representations (the “Purchaser’s Non-Fundamental Representations”) shall be true and correct in all respects (in each case, without regard to materiality qualifiers), on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such Purchaser’s Non-Fundamental Representations that individually or in the aggregate would not have a material adverse effect.

(b) Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Certificate. The Sellers shall have received a certificate from the Purchaser dated the date of the Closing, certifying that the conditions specified in Section 5.2(a) and 5.2(b) hereof have been fulfilled (the “Purchaser’s Certificate”).

(d) No Threatened or Pending Litigation. At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto shall be threatened in writing or be pending before any Governmental Body in which it is sought to restrain or prohibit or to obtain substantial damages in connection with the consummation of the transactions contemplated hereby.

(e) Purchaser’s Deliveries. The Purchaser shall have delivered to the Seller at or prior to Closing the following, all of which shall be in a form reasonably satisfactory to the Sellers and their counsel:

(i) the Purchase Price, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds;

(ii) the Assignment;

(iii) the Purchaser’s Release described in Section 5.2(f) below, executed by the Purchaser;

(iv) the CA Consents Evidence described in Section 5.2(g) below.

(f) Purchaser’s Release. Effective as of the Closing, Purchaser shall execute the form of Release attached hereto as Exhibit F (the “Purchaser’s Release”).

(g) Approval of Lenders and Administrative Agents. Purchaser shall have delivered evidence, to the reasonable satisfaction of Sellers, that the Credit Agreement Consents shall have been obtained (the “CA Consents Evidence”).

(h) No Material Adverse Effect. There shall not have occurred between the date of the execution of this Agreement and the Closing a Material Adverse Effect or material adverse effect (as applicable).

ARTICLE 6
INDEMNIFICATION

6.1 General Indemnification Obligation of the Seller. From and after the Closing, the Sellers shall reimburse, indemnify, defend, and hold harmless the Purchaser, its officers, directors, affiliates (including, following the Closing, the Company), shareholders, employees, and their successors and permitted assigns (each a “Purchaser Party”) against and in respect of any and all demands, suits, claims, actions or causes of action, assessments, damages, losses, deficiencies, Liabilities, settlements, penalties, forfeitures, costs and expenses (including, without limitation, reasonable legal fees and expenses and clean-up costs) (hereinafter collectively referred to as “Indemnity Losses”) and individually an “Indemnity Loss”) incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed on, a Purchaser Party resulting from, related to or arising out of any of the following:

(a) any breach of any representation or warranty in Section 3.1 (other than Section 3.1(g)) or the Sellers’ Certificate;

(b) any failure to perform any agreement or covenant to be performed on the part of the Sellers under this Agreement following the Closing; and

(c) Sellers’ Allocated Portion (as defined herein) of any and all Taxes (1) resulting from, related to or arising out of a breach of any representation or warranty set forth in Section 3.1(g), or (2) imposed on the Company or any Subsidiary of the Company (A) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (determined in accordance with Section 9.17(c)) (the “Pre-Closing Date Tax Period”) and (B) as a transferee or successor, by contract, or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing, other than such Taxes attributable to a transfer or other transaction between the Company and a Purchaser Party (clause (1) and (2), collectively, “Seller Taxes”); provided, however, that Seller Taxes shall not include a Tax to the extent such Tax was included as a current Liability in the determination of Working Capital. As used herein, the “Sellers’ Allocated Portion” means 58.06%.

6.2 General Indemnification Obligation of the Purchaser. From and after the Closing, the Purchaser shall reimburse, indemnify, defend, and hold harmless the Sellers, and each Seller’s Affiliates and its and their respective officers, directors, affiliates, partners, members, shareholders, employees, and their successors and permitted assigns (each, a “Seller Party”) against and in respect of any Indemnity Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed on, the Seller Party resulting from, related to or arising out of any of the following:

(a) any breach of any representation or warranty in Section 3.2 or in the Purchaser’s Certificate;

(b) any failure to perform any agreement or covenant to be performed on the part of Purchaser under this Agreement following the Closing; and

(c) all Taxes (other than Seller Taxes) imposed on the Company or any Subsidiary of the Company.

6.3 Limitation on Liability.

(a) Sellers shall not have any Liability for any indemnification under Section 6.1(a) (i) for any individual Indemnity Loss unless the indemnification amount with respect to such Indemnity Loss exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Indemnity Losses for which Claim Notices are delivered by Purchaser that exceed the De Minimis Threshold exceeds two and one-half percent (2.5%) of the Base Purchase Price (the “Indemnity Deductible”), after which point Sellers shall only be liable for such indemnification to the extent such Indemnity Losses that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided, that the limitations on Sellers’ Liability in this Section 6.3(a) shall not apply to Sellers’ Liability for breaches of the Fundamental Representations and the corresponding representations and warranties in Sellers’ Certificate or Sellers’ Liability for breaches of its representations and warranties in Section 3.1(g) and the corresponding representations and warranties in the Sellers’ Certificate.

(b) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to indemnify the Purchaser Parties for, or otherwise have any Liability to the Purchaser Parties for, aggregate Indemnity Losses for any indemnification (i) under Section 6.1(a) (other than any obligation to indemnify the Purchaser Parties pursuant to Section 6.1(a) for any breach of any Fundamental Representations and the corresponding representations and warranties in the Sellers’ Certificate or any breach of representations and warranties in Section 3.1(g) and the corresponding representations and warranties in Sellers’ Certificate) in excess of fifteen percent (15%) of the Base Purchase Price or (ii) otherwise under the terms of this Agreement in excess of one hundred percent (100%) of the Base Purchase Price. Sellers’ shall not have any Liability under Section 6.1(a) with respect to representations and warranties pertaining to the Company in excess of Sellers’ Allocated Portion of the total Indemnity Losses resulting from such breach.

(c) Sellers shall have no Liability for any breach by Sellers of this Agreement (or the Sellers’ Certificate) if (i) Purchaser had Knowledge of any fact, circumstance or event prior to Purchaser’s execution and delivery of this Agreement that resulted in such breach or (ii) (A) Purchaser did not have Knowledge any fact, circumstance or event prior to Purchaser’s execution and delivery of this Agreement that resulted in such breach but Purchaser had Knowledge of such fact, circumstance or event prior to the Closing, (B) where due to such breach Purchaser’s conditions to Closing set forth in Section 5.1 were not satisfied and (C) Purchaser consummated the transactions contemplated by this Agreement.

(d) For the avoidance of doubt, no Seller or Seller Party shall have any Liability hereunder for any action taken by Purchaser or its Affiliates in its capacity as manager of the Company or otherwise on behalf of the Company or approved by Purchaser’s designee to the Board regardless of whether (i) such action would give rise to a breach of a representation or warranty or covenant hereunder or in any of the documents contemplated hereby or (ii) any Seller has Knowledge of such action taken.

(e) Sellers shall have no liability pursuant to Section 6.1 in respect of and to the extent of any item or any Indemnity Losses that have been reflected as a deduction in determining the Purchase Price hereunder or otherwise reflected as a liability or a reserve in Working Capital as finally determined pursuant to Section 1.3 or that otherwise would result  in a double recovery.

(f) Sellers and Purchaser, as applicable, shall use their commercially reasonable efforts to seek third party and insurance recoveries in respect of Indemnity Losses. In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) by Sellers or Purchaser or their respective Affiliates, as applicable, subsequent to the receipt by such Indemnified Party of an indemnification or other payment hereunder in respect of the claims to which such insurance proceeding or third party recovery relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such payment.

6.4 Notice of Claim; Right to Contest Claims.

(a) In the event either a Purchaser Party or Seller Party seeks indemnification (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice (the “Claim Notice”) to all indemnifying parties (the “Indemnifying Party”). The Claim Notice shall specify the facts constituting the basis for such claim, the breach of representations, warranty, agreement or covenant claimed by the Indemnified Party, as applicable, and the amount, to the extent known, of the claim asserted; provided, that the right of any party to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially and adversely prejudiced thereby.

(b) Upon receipt of a Claim Notice that does not involve a Third Person (as defined herein), the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Indemnified Party in writing that the Indemnifying Party disputes such claim. If the Indemnifying Party does not timely notify the Indemnified Party of any dispute, subject to the terms of this Agreement, the Indemnifying Party shall pay the amount of any valid claim not more than fifteen (15) days after the expiration of the initial thirty (30) day period.

(c) If the Indemnifying Party does timely notify the Indemnified Party of such dispute, then the Indemnified Party shall have fifteen (15) days to respond in writing to the objection of the Indemnifying Party. If after such fifteen-day period there remains a dispute, then the Indemnified Party and the Indemnifying Party will attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such claim. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by the Purchaser and the Seller, and subject to the terms of this Agreement, the Indemnifying Party shall pay the amount of any valid claim not more than fifteen (15) days after the execution of such memorandum. If the parties do not agree within such additional thirty-day period, then the Indemnified Party may pursue any and all other remedies available to it hereunder.

6.5 Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall promptly deliver to the Indemnifying Party a Claim Notice after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to promptly give such Claim Notice unless, and then only to the extent that, an Indemnifying Party is materially and adversely prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”) so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Indemnity Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, (iv) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to include any findings of fact or admissions of culpability as to the Indemnified Party and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, that the Indemnifying Party has the right to settle and compromise such Third Person Claim only with the consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed) unless there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no affect or any other claims that may be made against the Indemnified Party, and the sole relief provided is monetary damages that are paid in full by the Indemnified Party; provided further, that any settlement shall include an unconditional release of such claim against the Indemnified Party.

(b) The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, as determined by the Indemnifying Party’s legal counsel in accordance with applicable Law, in which case such representation shall be at the expense of the Indemnifying Party.

(c) Subject to the Indemnified Party’s compliance with Section 6.5(a), unless and until the Indemnifying Party notifies the Indemnified Party pursuant to Section 6.5(a) of its intent to investigate, contest or settle a Third Person Claim, the Indemnified Party shall have the right, at its option, to assume and control the defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to a Notice of Claim of the Indemnified Party with respect to such Third Person Claim within thirty (30) days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not notify the Indemnified Party of its intent to investigate, contest or settle a Third Person Claim, (i) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (ii) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

6.6 Mitigation. Each Indemnified Party will use all commercially reasonable efforts to mitigate all Indemnity Losses that may give rise to an indemnification claim upon and after becoming aware of any event or circumstance which would reasonably be expected to give rise to such Indemnity Losses.

6.7 Exclusive Remedy. From and after the Closing, except for Section 1.3 the indemnification and remedies set forth in this Article 6 shall constitute the sole and exclusive remedies of the Purchaser Parties against Seller and of the Seller Parties against Purchaser with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 6.7 shall prevent any Party from seeking injunctive or equitable relief in accordance with this Agreement; provided further, that in the event a Purchaser Party or Seller Party should assert rights or obligations in connection with the transactions contemplated hereunder under any Law or cause of action not based on the interpretation or application of this Agreement, the Parties agree that the provisions of this Article 6 shall in all instances apply to such claim or cause of action.

6.8 Non-Compensatory Damages. NONE OF THE PURCHASER PARTIES NOR SELLER PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR PURCHASER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS OR DIMINUTION IN VALUE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.9), THE SELLERS’ CERTIFICATE, THE PURCHASER’S CERTIFICATE OR THE OTHER DOCUMENTS CONTEMPLATED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PURCHASER, ON BEHALF OF EACH OF THE PURCHASER PARTIES, AND SELLERS, ON BEHALF OF EACH OF THE SELLER PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS OR DIMINUTION IN VALUE ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT (EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.9), THE SELLERS’ CERTIFICATE, THE PURCHASER’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.9 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF SUCH SELLER’S AFFILIATES OR SUCH SELLER’S AND SUCH SELLER’S RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT CLASS A UNITS, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN SECTION 3.1 AND IN THE SELLERS’ CERTIFICATE. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NEITHER SELLER NOR ANY OF SUCH SELLER’S AFFILIATES OR SUCH SELLER’S OR SUCH SELLER’S RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS AND (II) NEITHER SELLER NOR ANY OF SUCH SELLER’S AFFILIATES OR SUCH SELLER’S OR SUCH SELLER’S REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE SUBJECT CLASS A UNITS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN SECTION 3.1 AND IN THE SELLERS’ CERTIFICATE: THE SUBJECT CLASS A UNITS ARE BEING TRANSFERRED THROUGH THE SALE OF THE SUBJECT CLASS A UNITS “AS IS, WHERE IS, WITH ALL FAULTS,” AND EACH SELLER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND PURCHASER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM RELIANCE UPON ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE SUBJECT CLASS A UNITS OR THE PROSPECTS, RISKS AND OTHER INCIDENTS OF THE SUBJECT CLASS A UNITS.

(c) PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 AND IN THE SELLERS’ CERTIFICATE ARE THOSE ONLY OF SUCH SELLERS AND NOT OF ANY OTHER PERSON INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF SELLERS OR ANY OF THEIR AFFILIATES. PURCHASER FURTHER ACKNOWLEDGES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IT HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

6.10 Waiver of Right of Rescission. Sellers and Purchaser acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to this Agreement or the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Purchaser and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 7
POST-CLOSING MATTERS

7.1 Further Assurances. From and after the Closing, each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other parties hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

7.2 D&O Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Purchaser will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers and directors (each, an “D&O Indemnified Person”) (unless required by Law), it being the intent of the parties that the current and former officers and directors of the Company and its Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law.

(b) In addition to the other rights provided for in this Section 7.2 and not in limitation thereof, from and after the Closing, Purchaser will, and will cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any Liability to Purchaser or the Company or any of its Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined herein), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.2(b), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) On or before the Closing, Purchaser and Sellers will cause the Company to, at the Company’s expense, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier and in an amount and scope mutually agreed upon by Purchaser and Sellers. For the avoidance of doubt, the cost of such insurance policies shall adjust Working Capital and the Purchase Price at Closing and be reflected in the Preliminary Settlement Statement. From and after Closing, Purchaser will not, and will cause the Company not to, cancel or change such insurance policies in any respect.

ARTICLE 8
RESTRICTIVE COVENANTS

8.1 Consideration Acknowledgement. The operational history of the Company has created over time substantial goodwill (proprietary information, customer contacts, etc.) that is currently used in the Business and will be transferred to Purchaser as part of the membership interest purchase transaction contemplated by this Agreement. Consequently, the Purchaser wants to assure that the Sellers will abide by the restrictive covenants set forth in this Article 8. The Sellers also acknowledge that they will each directly and indirectly receive substantial benefits from the consummation of the transaction contemplated by this Agreement and that such consideration is the consideration for the transfer of the goodwill and the promises and covenants herein. The Sellers hereby acknowledge that such benefits are good and adequate consideration for the promises and covenants granted by it hereunder.

8.2 Definitions.

(a) “Affiliate” means with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, the specified person or entity.

(b) “Business Activities” shall mean all activities conducted by the Company or any of its Subsidiaries in evaluating, acquiring, exploring, drilling, developing, and producing oil, gas and other hydrocarbons.

(c) “Competing Business” means any (i) Competing Company engaged, whether in whole or in part, in the performance of Business Activities and (ii) which first became known to Sellers in connection with Sellers’ receipt of Confidential Information from the Company and Sellers’ ownership of the Subject Class A Units prior to the Closing.

(d) “Competing Company” means any of the following Persons: (i) Diversified Gas and Oil PLC, (ii) Energy Corporation of America, Inc., (iii) EnerVest, Ltd., (iv) EQT Corporation, (v) Jetta Operating Company, Inc., (vi) Kinzer Drilling Company, LLC, (vii) Blue Ridge Mountain Resources, Inc., (viii) Vinland Energy, LLC, (ix) WS Atkins Limited, and (x) Core Minerals III, LLC.

(e) “Non-Disclosure Period” means the period beginning on the Closing date and ending on the second anniversary thereof.

(f) “Restricted Period” means the period beginning on the Closing Date and ending on the first anniversary thereof.

(g) “Territory” means the AMI.

8.3 Covenant Not To Compete. In consideration of the substantial benefits to be received by the Sellers directly and indirectly from the consummation of the transaction contemplated by this Agreement, to the fullest extent permitted by applicable Law, during the Restricted Period, each Seller shall not, and shall direct its Affiliates not to, directly or indirectly own, manage, operate, control, or otherwise be in any manner affiliated or connected with, or engage or participate in the ownership, management, operation, financing, or control of any Competing Company engaged in any Competing Business within the Territory.

8.4 Agreement Not to Solicit Employees. In addition to and not in limitation of Section 8.3, and in further consideration of the substantial benefits received by them directly and indirectly from the consummation of the transactions contemplated by this Agreement, each Seller agrees that during the Restricted Period it will not directly or indirectly, whether for its own account or for the account of any Affiliate, solicit or recruit or attempt to solicit or recruit, hire or attempt to hire, contract with or attempt to contract with any person that, to such Seller’s Knowledge, is an employee of the Company, the Purchaser or any of their Affiliates; provided, however, that the foregoing provision shall not prevent any Seller or such Seller’s Affiliates from engaging in general solicitations (including, without limitation, use of employment agencies, advertisements and the internet) not specifically directed towards employees of the Company, the Purchaser or any of their Affiliates, or hiring as a result thereof; provided further, that this Section 8.4 shall not restrict any portfolio companies of any Seller or such Seller’s Affiliates who are not acting upon the direction of such Seller or its Affiliates.

8.5 Non-Disclosure. In addition to and not in limitation of the covenants contained above, and in consideration of the substantial benefits to be received by them directly and indirectly from the consummation of the transaction contemplated by this Agreement, each Seller agrees that during the Non-Disclosure Period, it will not, directly or indirectly, without the prior written consent of the Purchaser, disclose (except to its representatives) or use any Confidential Information (as defined herein); provided, however, that, notwithstanding anything to the contrary in this Section 8.5, the information subject to the foregoing provisions of this Section will not include any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (ii) is or becomes available to any Seller or any of its Affiliates from a source other than the Company or its Affiliates, provided, that, to the Knowledge such Seller, such source is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (iii) is or was independently developed or derived by any Seller or any of its Affiliates without reliance on the Confidential Information; and provided further, that the provisions of this Section 8.5 will not prohibit (A) disclosure of Confidential Information (I) required or requested by any applicable Law so long as, to the extent reasonably practicable and legally permissible, prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (II) made in connection with the enforcement of any right or remedy relating to this Agreement or (B) any retention of any Confidential Information as required by Law, professional rules and standards or internal compliance policies or contained in an archived computer system backup in accordance with any Seller’s or its Affiliate’s security and/or disaster recovery procedures. Each Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 8.5 by any of its representatives. For purposes of this Article 8, “Confidential Information” means any and all confidential and/or proprietary information relating to the Company which:

(a) was or is used in the business operations of the Company and was created by the Company, in each case prior to the Closing; or

(b) was or is used in the business operations of the Company, in each case prior to the Closing.

Confidential Information includes, but is not limited to, the following types of confidential and/or proprietary information relating to the Company (whether or not reduced to writing or designated as confidential):

(i) existing and prospective business opportunities and transactions information;

(ii) customer information;

(iii) vendor and supplier information;

(iv) employee information;

(v) financial information;

(vi) marketing, business development, pricing and quoting information;

(vii) facilities information;

(viii) trade secrets;

(ix) information (material or otherwise) regarding the Purchaser that has not been disclosed to the public; and

(x) information of a confidential or secret nature directly or indirectly relating to or concerning the affairs, financial position, assets, operations, prospects, business activities or affairs of the Company, the Purchaser and any of their Affiliates.

Confidential Information shall be considered a trade secret under all applicable Law. Purchaser, on its own behalf and on behalf of the Company from and after the Closing, hereby acknowledges that Sellers’ and their Affiliates, members, directors, officers or employees may retain mental impressions of the Confidential Information, and the use of such mental impressions shall not be deemed to be a breach hereunder.

8.6 Non-Disparagement Covenant. Each of the Sellers and Purchaser agree that, during the Restricted Period or at any time thereafter, it will not in any communications with the press or other media or with any Person who, to the Knowledge of Sellers or Purchaser (as applicable), is customer, employee or supplier of the Sellers, Purchaser or the Company (as applicable), criticize, ridicule or make any statement which disparages or is derogatory of the Sellers, Purchaser, the Company or any of their respective Affiliates, members, directors, officers or employees (as applicable).

8.7 Reasonableness of Terms and Consideration. The Sellers and the Purchaser each stipulate and agree that the terms and covenants contained in this Article 8 are fair and reasonable in duration, geographic scope and all other respects to protect the legitimate interests of the Company, the Sellers, the Purchaser and their respective Affiliates, and that these restrictions are designed for the reasonable protection of the value of the Subject Class A Units purchased, the goodwill transferred, and the business operations of the Company, the Sellers, the Purchaser and their respective Affiliates. Each Seller and Purchaser expressly waives any right to challenge the reasonableness or enforceability of the terms and covenants contained in this Article 8 and further stipulates and agrees that it shall be estopped from raising any such challenge. Additionally, each Seller and Purchaser hereby acknowledges and agrees that the restrictions in the covenants of this Article 8 have been supported by adequate consideration as provided throughout this Agreement and the Purchaser’s payment described in Article 1 and the Sellers’ sale of the Subject Class A Units.

8.8 Remedies for Breach. Each party understands and agrees that the Company and/or the other party may suffer irreparable harm if such party shall breach any of the obligations under this Article 8, and that the monetary damages may be impossible to estimate or determine and may be inadequate to compensate the Company and/or such other party for that breach. Accordingly, each party agrees that, in the event of a breach or a threatened breach of any of the provisions of this Article 8, the Company, the Purchaser, the Sellers and/or their respective Affiliates, in addition to and not in limitation of any other rights, remedies or damages available to them at Law or in equity, shall be entitled to seek immediate injunctive relief in the form of a temporary restraining order without notice, preliminary injunction, and/or permanent injunction to prevent or restrain such breach by the other party or by any and all Persons directly or indirectly acting for, on behalf of, or with such other party.

8.9 Damages. To the extent that any damages are calculable resulting from the breach of Section 8.3 or Section 8.5, subject to Section 6.8, the Company, the Purchaser and their Affiliates shall also be entitled to recover any lost profits or diminution in value of the Company, the Purchaser and their Affiliates, from the Sellers, in each case, to the extent, and only to the extent, that such lost profits or diminution in value of the Company constitute direct damages as a matter of Law.

8.10 Interpretation. Each Seller and the Purchaser acknowledge and agree that the covenants contained in this Article 8 shall be construed as a series of separate covenants. If any restriction in these covenants are declared by a court of competent jurisdiction to be invalid, illegal or unenforceable by reason of the extent, duration, geographic scope or otherwise, then the parties shall negotiate in good faith to modify the offending terms as necessary to render the restriction enforceable to the maximum extent possible.

8.11 Survival. If, and only if, Closing occurs, the terms of the Article 8 shall survive the Closing of the transactions contemplated hereby and be enforceable thereafter for the term of the Restricted Period or the Non-Disclosure Period, as applicable. Following the expiration of the Restricted Period or the Non-Disclosure Period, as applicable, all covenants and agreements set forth under this Article 8, shall automatically terminate without any action of the parties.

ARTICLE 9
MISCELLANEOUS

9.1 Termination.

(a) Causes. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time on or before the Closing only as follows:

(i) by mutual written consent of any Seller and the Purchaser;

(ii) by Purchaser, if there shall have been a breach by any Seller of such Seller’s representations, warranties or covenants contained in this Agreement, and in each case such breach has not been cured within thirty (30) days after notice thereof has been delivered to such Seller (or is not capable of being cured) and has not been waived in writing by Purchaser (in Purchaser’s sole discretion) and such breach causes (or would cause if Closing were then scheduled to occur) a failure of any of the conditions set forth in Section 5.1; provided, however, that Purchaser shall not be entitled to terminate this Agreement and the transactions contemplated hereunder pursuant to this Section 9.1(a)(ii) if Purchaser is in material breach of this Agreement at the time Purchaser desires to terminate;

(iii) by any Seller, if there shall have been a breach by Purchaser of Purchaser’s representations, warranties or covenants contained in this Agreement, and in each case such breach has not been cured within thirty (30) days after notice thereof has been delivered to Purchaser (or is not capable of being cured) and has not been waived in writing by such Seller (in such Seller’s sole discretion) and such breach causes (or would cause if Closing were then scheduled to occur) a failure of any of the conditions set forth in Section 5.2; provided, however, that such Seller shall not be entitled to terminate this Agreement and the transactions contemplated hereunder pursuant to this Section 9.1(a)(iii) if such Seller is in material breach of this Agreement at such time;

(iv) by the Purchaser upon written notice to Sellers given at any time on or after September 1, 2018 (the “Purchaser’s Outside Date”); provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) if Purchaser is in material breach of this Agreement at the time this Agreement would otherwise be terminated by Purchaser;

(v) by Sellers upon written notice to Purchaser given at any time on or after September 1, 2018 (the “Sellers’ Outside Date”); provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(v) if Sellers are in material breach of this Agreement at the time this Agreement would otherwise be terminated by Sellers; or

(vi) by any Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order.

(b) Effect of Termination.

(i) In the event of the termination of this Agreement pursuant to the provisions of this Section 9.1, this Agreement (except for Section 6.8, this Section 9.1(b)(i), the last sentence of Section 9.2 (subject to this Section 9.1(b)(i)), Sections 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.19, 9.20, 9.22, and 9.23 which shall survive such termination) shall become void and have no effect, without any Liability on the part of any of the parties or their directors, officers, members or stockholders in respect of this Agreement except in the case of fraud or willful and intentional breach or as otherwise set forth in this Section 9.1(b). In addition, (i) if Sellers terminate this Agreement pursuant to Section 9.1(a)(iii) or Section 9.1(a)(v), Sellers shall be entitled to recover from Purchaser (in the case of a termination of this Agreement pursuant to Section 9.1(a)(iii)) or the Company (in the case of a termination of this Agreement pursuant to Section 9.1(a)(v)) all of Sellers’ transaction costs and expenses, including attorney fees and court costs and (ii) if Purchaser terminates this Agreement pursuant to Section 9.1(a)(ii), Purchaser shall be entitled to recover from Sellers all of Purchaser’s transaction costs and expenses, including attorney fees and court costs.

9.2 Transfer Taxes and Expenses. Each of the Sellers and Purchaser shall bear and pay 50% of all federal, state and local sales, use, documentary and other similar Taxes, fees and charges, if any, due as a result of the sale of the Subject Class A Units contemplated hereby (“Transfer Taxes”). Any Tax Returns that must be filed in connection with any such Transfer Taxes shall be prepared and filed when due by the party that is primarily or customarily responsible under the applicable Law for filing such Tax Returns. Such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date (taking into account any valid extensions) for filing such Tax Returns, and such Tax Returns shall not be filed without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Sellers shall cooperate in good faith, to the extent reasonably requested by the other party and permissible under applicable Law, to minimize the amount of any such Transfer Taxes. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

9.3 Contents of Agreement; Amendments. This Agreement, the other agreements and documents referenced herein, collectively set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

9.4 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, and any assignment in violation of the foregoing is void ab initio. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Sellers and the Purchaser. Prior to execution by all parties, this Agreement shall not be binding upon or enforceable by or against any party, by estoppel or otherwise.

9.5 Waiver. Any condition, term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. Any such written waiver shall not imply a waiver as to any other term, condition, circumstance or occasion nor estop any party from enforcing any term, condition, right or remedy not expressly so waived. Failure of a party to insist upon adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or condition or any other term or condition of this Agreement.

9.6 Notices. Any notice or communication under this Agreement shall be in writing and delivered (by hand, email or nationally recognized overnight courier in compliance with the provisions of this Section 9.6):

If to the Purchaser:	Carbon Natural Gas Company Attention: Patrick R. McDonald 1700 Broadway, Suite 1170 Denver, Colorado 80290 pmcdonald@carbonnaturalgas.com

With a copy to:	Welborn Sullivan Meck & Tooley, P.C. Attention: Jeffrey J. Peterson 1125 17th Street, Suite 2200
Denver, Colorado 80202 jpeterson@wsmtlaw.com

If to the Sellers:	Old Ironsides Energy Attention: Scott Carson 10 St. James Avenue, 19th Floor Boston, Massachussetts 02116 scarson@oldironsidesenergy.com

With a copy to:	Vinson & Elkins LLP Attention: Caroline Phillips 666 Fifth Avenue, 26th Floor New York, New York 10103 cphillips@velaw.com

Notice by electronic transmission shall be deemed given on the day sent, provided the sender receives confirmation of transmission and the sender contemporaneously sends a copy of the notice to the recipient by first class mail, postage prepaid. Notice by hand delivery against a written receipt or by nationally recognized overnight courier shall be deemed given on the day of delivery. Any party may from time to time specify as its address for purposes of this Agreement any other address upon the giving of five (5) days’ notice thereof to the other party in the manner required by this paragraph. This Section 9.6 shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware. Each party expressly consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any lawsuit filed there against it by the other party arising from or relating to this Agreement.

9.8 Jurisdiction and Venue. To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement shall be brought only in a Delaware state or federal court located in Wilmington, Delaware, and not in any other state or federal court in the United States of America or any court in any other country; (ii) agrees to submit to the exclusive jurisdiction of such courts located in Wilmington, Delaware, for purposes of all legal proceedings arising out of, or in connection with, this Agreement; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Process in any action or proceeding referred to in the preceding sentence may be served on a party anywhere in the world. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 No Benefit to Others. Subject to Section 9.18 below, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 6 hereof, the other Persons entitled to indemnity or defense, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

9.10 Headings, Number, Gender, “Person,” and “Knowledge”. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number specifically used, shall be deemed and construed to include any other number, singular or plural, as the context requires. When the context requires, any reference to the neuter gender herein shall include the masculine and feminine genders, any reference to the masculine gender herein shall include the neuter and feminine genders, and any reference to the feminine gender herein shall include the masculine and neuter genders. In this Agreement, the term “Knowledge” means (i) with respect to any Seller, the actual knowledge (without duty of inquiry or investigation) of Scott E. Carson, Daniel A. Rioux, and Christopher L. Stoeckle and (ii) with respect to Purchaser, the actual knowledge (without duty of inquiry or investigation) of Patrick R. McDonald, Kevin D. Struzeki, Mark D. Pierce, Lloyd A. Hall, and Michael J. Potter. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. References to a Person are also to its successors and permitted assigns.

9.11 Exhibits and Schedules. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

9.12 Attorneys’ Fees. Any party to this Agreement who is the prevailing party in any legal, arbitration or equitable proceeding against any other party brought under this Agreement shall be additionally entitled to recover court costs and reasonable and documented, out-of-pocket attorneys’ fees from the non-prevailing party. For purposes of this Agreement, “prevailing party” shall include, without limitation, a party obtaining substantially the relief sought, whether by compromise, settlement, arbitration award or judgment.

9.13 Invalidity; Severability. If a Governmental Body or arbitrator finds any provision unenforceable in a particular jurisdiction, then the following will apply: (a) the Governmental Body or arbitrator considering the matter may amend the unenforceable provision to the least extent necessary to make it enforceable; (b) if an unenforceable provision cannot be reformed under this Section 9.14, then that provision will be ineffective in that jurisdiction, but only to the least extent necessary to make the rest of this Agreement enforceable there; and (c) reforming any provision must not affect the rest of this Agreement and must not prevent the affected provision, as originally written, from being enforced elsewhere.

9.14 Mutual Negotiation. This Agreement has been mutually negotiated by the parties. Therefore, any legal presumptions that contractual ambiguities shall be construed against the drafter shall not apply.

9.15 Publicity. The parties agree that, upon execution of this Agreement, (i) the Purchaser shall file a current report on Form 8-K in accordance with the instructions of such Form 8-K announcing the entry into this Agreement and (ii) that this Agreement and the transactions contemplated hereby will be disclosed in connection with the Public Offering. Prior to filing a current report on Form 8-K or a press release pursuant to the foregoing, Purchaser shall furnish a draft of such current report and press release and, except with respect to matters required to be disclosed by Purchaser pursuant to applicable Law or securities exchange regulations, shall consider any reasonable comments that Sellers may have to such drafts. Except as provided in the previous sentence, all press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Purchaser and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed by any party.

9.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

9.17 Tax Matters.

(a) Tax Treatment. For U.S. federal income tax purpose (and for the purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), Purchaser and Seller agree to treat the transactions contemplated by this Agreement in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1): (i) by Sellers, as a sale of the Subject Class A Units by Sellers to Purchaser, and (ii) by Purchaser, as (A) a purchase of an undivided 73.50% interest in the assets of the Company and (B) the assumption by Purchaser of 73.50% of the liabilities of the Company, following a liquidating distribution by the Company to the Sellers and the Purchaser in respect of their limited liability company interests in the Company. In connection therewith, effective as of the close of business on the Closing Date, the Company shall close its books. The Company, the Sellers and the Purchasers shall each take any and all necessary action to confirm that the status of the Company as a partnership for tax purposes has terminated as of the Closing Date, and that, as of the date immediately following the Closing Date, the Company will be treated as an entity disregarded for U.S. federal income tax purposes. Purchaser and Sellers will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Returns, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Body.

(b) Tax Returns. The Purchaser shall cause the Company to prepare and file all Company Tax Returns for Pre-Closing Tax Periods (including, for the avoidance of doubt, a final federal partnership tax return on Form 1065) and to prepare and deliver to the Sellers and the Purchaser final Forms K-1 for the final U.S. federal tax year ended on the Closing Date. At least 30 days prior to the due date for filing each such Company Tax Return, Purchaser will deliver a copy of such Company Tax Return, together with all supporting documentation and workpapers, to Sellers for its review and comment. Purchaser will revise such Company Tax Return to reflect any reasonable comments received from Sellers and will timely file such Company Tax Return with the appropriate Governmental Body and will provide a copy to Sellers.

(c) Allocation of Straddle Period Taxes. In the case of Taxes that are payable by the Company or any Subsidiary of the Company with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the relevant Straddle Period ended with and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Cooperation on Tax Matters; Tax Contests.

(i) The Purchaser and the Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(ii) Notwithstanding Section 6.5(a), after the Closing, the Company shall in good faith control and defend, through counsel of its own choosing, any audit, review, examination, assessment, claim for refund or administrative, judicial or other proceeding of the Company involving (i) U.S. federal income Taxes or any other Tax imposed on a “flow-through” basis, in each case, with respect to a Taxable period (or portion thereof) in which Sellers were a member of the Company or (ii) any other Tax for which Sellers may be required to provide indemnification pursuant to this Agreement (each a “Tax Contest”); provided, however, the Purchaser shall (i) give Sellers prompt notice of a Tax Contest, (ii) keep Sellers reasonably informed regarding the progress and substantive aspects of such Tax Contest, (iii) permit the Sellers to participate in the defense of such Tax Contest, with their own counsel at their own expense, and (iv) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Tax Definitions.

(i) “Straddle Period” means a Taxable period that begins on or before and ends after the Closing Date.

(ii) “Taxes” shall mean any United States federal, state, local or foreign taxes, assessments, fees and other governmental charges or impositions imposed by any Governmental Body, including, without limitation, all income, unemployment compensation, social security, payroll, sales and use, excise, privilege, severance, production, property, ad valorem, franchise, license, school, fuel, mileage, registration fees, and any other tax or similar governmental charge or imposition under laws of the United States or any state, including agreements and compacts thereof or therewith, or municipal or political subdivision thereof or any foreign country or political subdivision thereof), including any interest, deficiency, fines, penalty or addition thereto.

(iii) “Tax Return” shall mean any United States federal, state, local and foreign tax return, declaration, report, claim for refund, information return or other similar filing or statement required to be filed with a Governmental Body with respect to Taxes (including any schedules or attachments thereto), and any amendment thereof.

9.18 Subsequent Merger. The Purchaser may at its election file articles and/or certificates of merger pursuant to applicable Law and pursuant to resolutions of the boards of directors of the Purchaser and the members of the Company to merge the Company with and into the Purchaser, and the separate organizational existence of the Company would cease and the Purchaser would continue as the surviving entity. The representations, warranties and obligations of the Seller and the Purchaser set forth herein, including without limitation the obligations of indemnification and Section 7.2, shall survive any such merger of the Purchaser and the Company.

9.19 Individual Liability. Notwithstanding anything in this Agreement to the contrary, the Liabilities and obligations of each Seller shall be separate, individual and not joint and several. With respect to any obligation of Sellers to pay money, such obligations shall be borne pro rata by the Sellers in accordance with their relative ownership of the Subject Class A Units.

9.20 Affiliate Liability. Each of the following is herein referred to as a “Party Affiliate”: with respect to a party, (a) any direct or indirect holder of equity interests or securities in such party (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, manager, employee, representative or agent of (i) such party or (ii) any direct or indirect holder of equity interests or securities in such party referred to in clause (a) of this Section 9.20. No Party Affiliate of a party shall have any liability or obligation to the other party of any nature whatsoever in connection with or under this Agreement or any of the documents contemplated hereby or the transactions contemplated hereby or thereby, and each party hereby waives and releases all claims of any such liability and obligation.

9.21 Specific Performance. Each party hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

9.22 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Purchaser or Sellers in negotiating this Agreement and documents contemplated hereunder or in consummating the transactions contemplated hereby and thereby shall be paid by the party incurring the same, including, legal and accounting fees, costs and expenses.

9.23 Disclosure Schedules. No reference to or disclosure of any item or other matter in the disclosure schedules attached hereto (the “Disclosure Schedules”) shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material or is required to be disclosed on the Disclosure Schedules.

[Remainder of This Page is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

SELLERS:

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Scott E. Carson
Scott E. Carson
Managing Partner

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Scott E. Carson
Scott E. Carson
Managing Partner

Signature Page to Membership Interest Purchase Agreement

PURCHASER:

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Patrick R. McDonald,
Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

EXHIBIT A

Seller	Class A Units	Allocable Percentage
OIE Fund II-A	22,613.69	83.15385%
OIE Fund II-B	4,581.31	16.84615%

Exhibit A-1

EXHIBIT B

PURCHASE PRICE CALCULATION AS OF DECEMBER 31, 2017

[attached]

Exhibit B-1

CARBON NATURAL GAS COMPANY & CARBON APPALACHIAN COMPANY, LLC
Combination Analysis and Old Ironsides Energy Funds Purchase Price Determination
As of December 31, 2017

	PV10% - Strip	%	Debt	Net of Debt	Carbon Appalachia Company, LLC Priority Amount Calculations
Carbon (Separate Appalachia Assets)	$60,696,000	29.6%	$-	$60,696,000
CAC	$44,254,000	70.3%	$37,975,000	$106,279,000	12/31/17	10%
Total	$204,950,000	100. %				$38,807,233

		Purchase Valuation (12/31/2017 Audit)	Contribution Date	Principal	Priority Amount
Valuation (based on indicative third party offer)		$175,000,000
Carbon		$51,826,299		$37,000,000	$38,807,233
CAC		$123,173,701
CAC Debt		$(37,975,000)	3/31/17	$12,000,000	$12,893,402
CAC Working Capital		$2,585,933	7/15/17	$14,000,000	$14,631,654
CAC - Net of Debt/Working Capital		$87,784,634	9/25/17	$11,000,000	$11,282,178

Priority of CAC Distributions

Class C Distribution
OIE Fund II-A	0.00%	$-
OIE Fund II-B	0.00%	$-
Carbon	1.00%	$877,846
Total	1.00%	$877,846

Remaining Funds to Allocate		$86,906,788

Class A - Priority Amounts
OIE Fund II-A	61.12%	$23,718,456
OIE Fund II-B	12.38%	$4,804,860
Carbon	26.50%	$10,283,917
Total	100.00%	$38,807,233

Class B Distribution
OIE Fund II-A	0.00%	$-
OIE Fund II-B	0.00%	$-
Carbon	20.00%	$9,619,911
Total	20.00%	$9,619,911

Class A - Tier II
OIE Fund II-A	61.12%	$23,518,238
OIE Fund II-B	12.38%	$4,764,300
Carbon	26.50%	$10,197,106
Total	100.00%	$38,479,644

Total CAC Distributions
OIE Fund II-A		$47,236,694
OIE Fund II-B		$9,569,160
Carbon		$30,978,780
Total		$87,784,634

Old Ironsides
Equity Purchase Price		$56,805,854

Exhibit B-2

EXHIBIT C

WORKING CAPITAL CALCULATION

[attached]

Exhibit C-1

Carbon Appalachian Company LLC

Consolidated Balance Sheet

	Audited Balance Sheet
	December 31,	Working
	2017	Capital

ASSETS

Current assets:
Cash and cash equivalents	$4,511,695	$4,511,695
Accounts receivable:
Revenue	10,681,576	10,681,576
Trade receivables	1,569,484	1,569,484
Prepaid expenses, deposits and other current assets	487,031	487,031
Derivative asset	1,883,619	1,883,619
Gas inventory	1,192,740	1,192,740
Inventory	466,845	466,845
Total current assets	20,792,990	20,792,990

Property, plant and equipment:
Oil & gas properties
Proved,net	82,622,337
Unevaluted	1,779,600
Other property and equipment, net	12,677,908
	97,079,845

Investments in affiliates	-
Gas inventory - long term	-
Other long-term assets	683,485

Total assets	$118,556,320

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,069,985	$12,069,985
Due to related parties	1,852,529	1,852,529
Firm transportation contract obligations	4,284,543	4,284,543
Total current liabilities	18,207,057	18,207,057
Non-current liabilities:
Asset retirement obligations	4,789,411
Firm transportation contract obligations	14,843,269
Ad valorem taxes payable	1,812,502
Notes payable	37,975,000
Total non-current liabilities	59,420,182

Members’ equity:
Members’ contributions	37,923,763
Retained earnings	3,005,318
Total members’ equity	40,929,081

Total liabilities and members’ equity	$118,556,320	$2,585,933

Exhibit C-2

EXHIBIT D

FORM OF ASSIGNMENT

[attached]

Exhibit D-1

ASSIGNMENT AND ASSUMPTION OF CLASS A UNITS

This Assignment and Assumption of Class A Units (this “Assignment”) is made and entered into as of ____________, 2018 (the “Execution Date”), by and among Old Ironsides Fund II-A Portfolio Holdings Company, LLC, a Delaware limited liability company (“OIE Fund II-A”), Old Ironsides Fund II-B Portfolio Holdings Company, LLC, a Delaware limited liability company (“OIE Fund II-B,” and together with OIE Fund II-A, “Assignors,” and each, an “Assignor”), and Carbon Natural Gas Company, LLC, a Delaware corporation (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Assignors and Assignee entered into that certain Membership Interest Purchase Agreement dated as of May 4, 2018 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, OIE Fund II-A and OIE Fund II-B are obligated to sell, assign, transfer, convey and deliver to Assignee, and Assignee is obligated to purchase from Assignors, 22,613.69 and 4,581.31 Class A Units, respectively, of Carbon Appalachian Company, LLC, a Delaware limited liability company (the “Company”), (the “Subject Class A Units”), which constitute 73.50% of the issued and outstanding Class A Units of the Company; and

WHEREAS, in accordance with the terms of the Purchase Agreement, Assignee desires to accept the Subject Class A Units from Assignors, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration including the consideration as set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee agree as follows:

Section 1. Assignment. In accordance with and subject to the terms of the Purchase Agreement, OIE Fund II-A and OIE Fund II-B hereby sell, assign, transfer, convey and deliver 22,613.69 and 4,581.31 Subject Class A Units, respectively, to Assignee effective as of Closing, together with all of Assignors’ rights associated with such Subject Class A Units. Assignors recognize and agree that as a result of such assignment, they will no longer have any membership interest in the Company, and upon execution of this Assignment, each Assignor shall cease to be a member of the Company.

Section 2. Acceptance. In accordance with and subject to the terms of the Purchase Agreement, Assignee hereby accepts the Subject Class A Units effective as of Closing, and, in consideration therefor, agrees to assume all liabilities associated with the Subject Class A Units, subject to the terms and conditions of the Purchase Agreement.

Section 3. Purchase Agreement. Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern. This Assignment is executed and delivered pursuant to the Purchase Agreement.

Section 4. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware. Each of Assignors and Assignee expressly consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any lawsuit filed there against it by the other party arising from or relating to this Assignment.

Section 5. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Exhibit D-2

IN WITNESS WHEREOF, this Assignment has been executed as of the Execution Date.

ASSIGNORS:

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:
Name:	Scott Carson
Title:	Managing Partner

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:
Name:	Scott Carson
Title:	Managing Partner

Signature Page to Assignment and Assumption of Class A Units

Exhibit D-3

ASSIGNEE:

CARBON NATURAL GAS COMPANY

By:
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

Exhibit D-4

Execution

EXHIBIT E

FORM OF SELLERS’ RELEASE

[attached]

Exhibit E-1

RELEASE

THIS RELEASE (the “Release”) dated ____________, 2018 (the “Effective Date”) is made by Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-A”), and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (together with OIE Fund II-A, “Sellers” and each, a “Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Membership Interest Purchase Agreement, dated May 4, 2018 (the “Purchase Agreement”) by and among Sellers and Carbon Natural Gas Company, a Delaware corporation (“Purchaser”) pursuant to which Purchaser purchased from Sellers certain Class A Units of Carbon Appalachian Company, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, this Release is delivered by Sellers pursuant to Section 5.1(g) of the Purchase Agreement.

WHEREAS, in connection with such closing, each Seller desires to waive and release Purchaser, its Affiliates (including the Company and its Subsidiaries) and its and their respective officers, directors, managers, partners, members, shareholders, employees and successors and permitted assigns from certain claims, demands, causes of action, obligations, liabilities, costs and expenses in accordance with the terms set forth herein.

RELEASE

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein and in the Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers agree as follows:

1.	Each Seller, on behalf of itself and its Affiliates, hereby unconditionally waives and releases Purchaser, its Affiliates (including the Company and its Subsidiaries) and its and their respective officers, directors, managers, partners, members, shareholders, employees and successors and permitted assigns from any and all claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), costs or expenses with respect to the transactions contemplated by the Purchase Agreement or any document contemplated thereunder or otherwise with respect to the Company, its Subsidiaries and their respective businesses, whenever arising or occurring, and whether arising under contract, statute, common law or otherwise; provided, however, that the foregoing release shall not include: (a) any right of any Seller, its Affiliates or its and their respective officers, directors, managers, partners, members, shareholders, employees and successors and permitted assigns to indemnification or advancement of expenses pursuant to the organizational documents of the Company or its Subsidiaries; or (b) any right of any Seller Party pursuant to Section 6.2 of the Purchase Agreement.

2.	This Release shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows on the Next Page]

Exhibit E-2

IN WITNESS WHEREOF, Sellers have caused this Release to be fully executed as of the Effective Date.

SELLERS:

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:
Name:	Scott Carson
Title:	Managing Partner

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:
Name:	Scott Carson
Title:	Managing Partner

Exhibit E-3

Execution

EXHIBIT F

FORM OF PURCHASER’S RELEASE

[attached]

Exhibit F-1

RELEASE

THIS RELEASE (the “Release”) dated ____________, 2018 (the “Effective Date”) is made by Carbon Natural Gas Company, a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Membership Interest Purchase Agreement, dated May 4, 2018 (the “Purchase Agreement”), by and among Purchaser, Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-A”) and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (together with OIE Fund II-A, “Sellers”) pursuant to which Purchaser purchased from Sellers certain Class A Units of Carbon Appalachian Company, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, this Release is delivered by Purchaser pursuant to Section 5.2(e) of the Purchase Agreement.

WHEREAS, in connection with such closing, Purchaser, on behalf of itself and the Company, desires to waive and release Sellers, their respective Affiliates and Sellers’ and such Affiliates’ respective officers, directors, managers, partners, members, shareholders, employees and successors and permitted assigns from certain claims, demands, causes of action, obligations, liabilities, costs and expenses in accordance with the terms set forth herein.

RELEASE

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein and in the Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser agrees as follows:

1.       Purchaser, on behalf of itself and its Affiliates (including the Company), hereby unconditionally waives and releases Sellers, their respective Affiliates and Sellers’ and such Affiliates’ respective officers, directors, managers, partners, members, shareholders, employees and successors and permitted assigns from any and all claims, demands, causes of action, obligations, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), costs or expenses with respect to the transactions contemplated by the Purchase Agreement or any document contemplated thereunder or otherwise with respect to the Company, its Subsidiaries and their respective businesses, whenever arising or occurring, and whether arising under contract, statute, common law or otherwise; provided, however, that the foregoing release shall not include any right of any Purchaser Party pursuant to the indemnification provisions of Section 6.1 of the Purchase Agreement.

2.       This Release shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows on the Next Page]

Exhibit F-2

Execution

IN WITNESS WHEREOF, the Purchaser has caused this Release to be fully executed as of the Effective Date.

PURCHASER:

CARBON NATURAL GAS COMPANY

By:
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

Exhibit F-3

Schedule 3.1(e)

Undisclosed Liabilities

●	Shonk Land Company LLC v. Cabot Oil & Gas Corporation and Carbon West Virginia Company LLC

Schedule 3.1(e)

SCHEDULE 3.1(f)

ABSENCE OF CERTAIN DEVELOPMENTS

Schedule 3.1(f)